Exhibit 4.16

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of November 20, 2012 by and among Encana Corporation, a corporation duly organized and existing under the laws of Canada (the “Corporation”), having its principal office at 1800, 855 2nd Street S.W., Calgary, Alberta T2P 2S5, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Corporation (as successor by amalgamation to Alberta Energy Company Ltd.) and the Trustee are parties to that certain indenture, dated as of September 15, 2000 (as amended by the First Supplemental Indenture dated as of January 1, 2003, the “Indenture”), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation’s 8.125% Notes due 2030 and the Corporation’s 7.375% Notes due 2031 (collectively, the “Securities”) were issued;

WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities, the Corporation, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into indentures supplemental thereto for the purpose of changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Securities under the Indenture;

WHEREAS, the Corporation issued a Consent Solicitation Statement dated as of November 5, 2012 (the “Consent Solicitation Statement”) to, among other things, solicit consents from the Holders to certain amendments to the Indenture as set forth in the Consent Solicitation Statement;

WHEREAS, the Holders of not less than a majority in principal amount of the Outstanding Securities have given and not withdrawn their written consent to this Supplemental Indenture; and

WHEREAS, the entry into of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

1. Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2. Amendments. Section 101(3) is hereby amended and restated in its entirety to read as follows:

“all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” means generally accepted accounting principles in Canada which are in effect from time to time, unless the Person’s most recent audited or quarterly financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States in effect from time to time; and”

3. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

4. Responsibility of Trustee. The Trustee shall not be responsible for the validity as to the Corporation or sufficiency of this Supplemental Indenture or as to the due execution hereof by the Corporation or as to recitals of fact contained herein, all of which are made solely by the Corporation.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first above written.

Encana Corporation

By:	/s/ Corey D. Code
Name:	Corey D. Code
Title:	Vice-President, Portfolio Management & Assistant Treasurer

The Bank of New York Mellon, as Trustee

By:	/s/ Catherine F. Donohue
Name: Title:	CATHERINE F. DONOHUE VICE PRESIDENT

[Signature Page to Second Supplemental Indenture to 2000 Indenture.]